Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
A. Pierre Dubois, Manager, Investor Relations, (210) 283-2164
Tesoro Announces Expiration of Tender Offers and Consent Solicitations For Outstanding
Notes
          SAN ANTONIO, TX — November 30, 2005 — Tesoro Corporation (“Tesoro”) (NYSE:TSO) announced today the expiration of its previously announced cash tender offers and consent solicitations for its $211 million principal amount outstanding of 9 5/8% Senior Subordinated Notes due 2008 (the “2008 Subordinated Notes”), $429 million principal amount outstanding of 9 5/8% Senior Subordinated Notes due 2012 (the “2012 Subordinated Notes”) and $375 million principal amount outstanding of 8% Senior Secured Notes due 2008 (the “2008 Secured Notes”). The tender offers and consent solicitations expired at 11:59 p.m., New York City time, on November 29, 2005 (the “Expiration Date”).
          On November 15, 2005, Tesoro repurchased $189,323,000 aggregate principal amount of the 2008 Subordinated Notes, $414,520,000 aggregate principal amount of the 2012 Subordinated Notes and $366,160,000 aggregate principal amount of the 2008 Secured Notes tendered on or prior to 5:00 p.m., New York City time, on November 14, 2005 (the “Consent Date”). As of the Expiration Date, an additional $25,000 aggregate principal amount of the 2012 Subordinated Notes had been validly tendered and not properly withdrawn. Settlement for the 2012 Subordinated Notes validly tendered and accepted for payment between the Consent Date and the Expiration Date is expected to occur on December 1, 2005. Tesoro will utilize cash on hand to repurchase such additional 2012 Subordinated Notes. Upon settlement for such additional 2012 Subordinated Notes, a total of 89.73% of the outstanding principal amount of the 2008 Subordinated Notes, 96.63% of the outstanding principal amount of the 2012 Subordinated Notes and 97.64% of the outstanding principal amount of the 2008 Secured Notes will have been repurchased by Tesoro pursuant to the tender offers and consent solicitations.
          In addition, pursuant to the provisions of the indenture governing the 2008 Subordinated Notes, Tesoro has given notice to U.S. Bank National Association, as trustee under the indenture, that Tesoro intends to redeem the remaining $21,677,000 in principal amount of its 2008 Subordinated Notes on December 16, 2005. The redemption price of 104.813% of the principal amount of such 2008 Subordinated Notes, plus unpaid interest accrued to the redemption date, will be payable on December 16, 2005. On and after December 16, 2005, interest will cease to accrue on the 2008 Subordinated Notes. Tesoro will utilize cash on hand to redeem such 2008 Subordinated Notes. The trustee has sent formal notice to the holders of the 2008 Subordinated Notes in accordance with the terms of the indenture. The trustee will serve as the paying agent.
          Tesoro Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro’s retail-marketing system includes almost 500 branded retail stations, of which over 200 are company operated under the Tesoro(R) and Mirastar(R) brands.
          The foregoing statements regarding Tesoro’s intentions with respect to the transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. Tesoro’s ability to complete the transactions described above successfully is subject to various risks, many of which are outside of its control, including the risks and uncertainties as detailed from time to time in the reports filed by Tesoro with the Securities and Exchange Commission.
###